Exhibit 99.7

CONSENT TO REFERENCE IN PROXY STATEMENT/

PROSPECTUS

January 25, 2024

ESGEN Acquisition Corporation

Andrea Bernatova

Chief Executive Officer

5956 Sherry Lane, Suite 1400

Dallas, TX 75225

ESGEN Acquisition Corporation (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement and any and all amendments and supplements thereto, as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the business combination described in the proxy statement/prospectus. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

/s/ Dr. Abigail M. Allen